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EXHIBIT 99.1

		Additions
Description	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Deductions	Balance at end of period
Allowance for doubtful accounts	—	$234,639	—	—	$234,639

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  EXHIBIT 99.1